                                                                        FOR IMMEDIATE RELEASE
                                                                                    August 2, 2007

                                                                                    Contact:
                                                                                    John B. Woodlief
                                                                                    Vice President - Finance
                                                                                    and Chief Financial Officer
                                                                                   704-372-5404

 Ruddick Corporation Reports Fiscal Third Quarter 2007 Results

CHARLOTTE, N.C.-August 2, 2007--Ruddick Corporation (NYSE:RDK) today reported that consolidated sales for the fiscal third quarter ended July 1, 2007 increased by 11.2% to $923 million from $830 million in the third quarter of fiscal 2006. For the 39 weeks ended July 1, 2007, sales of $2.70 billion were 11.0% above the $2.43 billion for the comparable period of fiscal 2006. The overall increase in sales during the quarter was attributable to sales increases at the Company's Harris Teeter supermarket subsidiary that were offset, in part, by a sales decline at the Company's American & Efird ("A&E") sewing thread and technical textiles subsidiary.  Both operating subsidiaries realized sales increases for the fiscal year-to-date period.

The Company reported that consolidated net income increased 19.4% to $21.2 million, or $0.44 per diluted share, for the third quarter of fiscal 2007, from $17.8 million, or $0.37 per diluted share in prior year period. For the 39 weeks ended July 1, 2007, consolidated net income increased by 9.3% to $59.5 million, or $1.24 per diluted share, from $54.4 million, or $1.14 per diluted share, in the same period of fiscal 2006. The increase in earnings over the prior year was driven primarily by improved operating profit at Harris Teeter.  As previously disclosed, results for the 39 weeks of fiscal 2006 included net pre-tax gains totaling $3.3 million ($1.5 million of expense related to new Supplemental Executive Retirement Plans, a $0.8 million gain for insurance proceeds and a $4.0 million gain from the sale of a real estate investment). These transactions effectively increased prior year net income by $2.4 million or $0.05 per diluted share for the 39-week period of fiscal 2006.

Harris Teeter sales increased by 12.9% to $836.4 million in the third quarter of fiscal 2007 compared to sales of $740.6 million in the third quarter of fiscal 2006. For the 39 weeks ended July 1, 2007, sales rose 12.3% to $2.44 billion from $2.17 billion in the same period of fiscal 2006. The increase in sales was attributable to net new store opening activity, partially offset by store closings and divestitures, and comparable store sales increases of 5.33% for the 2007 third fiscal quarter and 4.51% for the 39-week period.

During the first nine months of fiscal 2007, Harris Teeter opened 12 new stores, closed 5 older stores and completed the major remodeling of 5 stores, 3 of which were expanded in size. Since the third quarter of fiscal 2006, Harris Teeter has opened 17 new stores while closing or divesting 7 stores for a net addition of 10 stores. The company operated 159 stores at July 1, 2007.

Operating profit at Harris Teeter increased by 26.9% to $39.9 million for the third quarter of fiscal 2007, from $31.4 million in the prior year period. Operating profit as a percent of sales increased 53 basis points to 4.77% in the third quarter of fiscal 2007 from 4.24% in the same period last year.  For the 39 weeks ended July 1, 2007 operating profit was $113.5 million, an increase of 16.5% when compared to $97.5 million in the prior year period.  For the first nine months of fiscal 2007 operating profit as a percent of sales improved by 17 basis points to 4.66% from 4.49% for the same period last year.

Operating profit was reduced by new store pre-opening costs of $4.0 million (0.47% of sales) and $4.7 million (0.64% of sales) in the third quarter of fiscal 2007 and fiscal 2006, respectively.  Pre-opening costs for the 39-week periods ended July 1, 2007 and July 2, 2006 were $13.5 million (0.55% of sales) and $9.7 million (0.45% of sales), respectively.  The increase in pre-opening costs for the year resulted from an accelerated new store program.

Harris Teeter's operating profit increased primarily through the continued growth in total store sales as a result of net new store growth and comparable store sales gains driven by a continuous attention to customer service, and targeted promotional spending and retail pricing programs. The sales increases along with continued emphasis on operational efficiencies and cost controls have provided the leverage to offset part of the incremental costs associated with Harris Teeter's accelerated new store program (pre-opening costs and incremental start-up costs), increased closed store expenses and associate benefit costs.

Thomas W. Dickson, Chairman of the Board, President and Chief Executive Officer of Ruddick Corporation commented that, "We are very pleased with our results for the third quarter.  Our focus on superior customer service and execution has resulted in a banner quarter for comparable store sales gains and operating profit.  Our third quarter comparable store sales increase of 5.33% is the highest increase we have achieved since fiscal 1998 and our operating profit margin of 4.77% is a new record. These results were achieved at the same time we have continued with our accelerated new store opening schedule.  We remain committed to our Company's future growth and providing our customers with the best overall shopping experience that delivers significant quality, variety and value each and every time they shop."

A&E's sales of $86.6 million in the third quarter of fiscal 2007 decreased 3.4% from $89.6 million for the same quarter of fiscal 2006.  A&E's sales for the 39 weeks ended July 1, 2007 were $257.3 million, an increase of 0.6% from the prior year period when sales were $255.8 million.  The increase in sales for the year-to-date period was driven by sales attributable to the fiscal 2006 acquisition of TSP Tovarna Sukancev in Trakov d.d. in Slovenia and obtaining a majority ownership interest in two joint ventures in South Africa. Foreign sales accounted for approximately 54% and 51% of A&E's sales for the 39-week periods of fiscal 2007 and fiscal 2006, respectively.

A&E's operating profit was $0.9 million for the third quarter of fiscal 2007 compared to $1.3 million in the previous year's third fiscal quarter. For the 39 weeks ended July 1, 2007, A&E recorded operating profit of $1.7 million compared to a small operating loss in the prior year period. A&E continues to realize operating profit improvements in their Asian operations, however, weak apparel thread manufacturing operating schedules have continued in the Americas offsetting the improvements in Asia. Management remains focused on the integration of the acquired businesses and expanding its product lines throughout A&E's global supply chain.

Dickson said, "We continue to transform A&E's business from one that is dependent on the U.S. apparel industry to a company that serves its customers in a variety of industries that utilize sewing threads and technical textiles on a global basis with particular emphasis on Asia. We have realized increased sales and improved operating profits in our Asian operations and continue to work at expanding our non-apparel business in the U.S. and throughout A&E's global supply chain. We remain committed to providing a wide range of quality products and services that create value for our customers around the world."

For the first nine months of fiscal 2007, depreciation and amortization for the consolidated Ruddick Corporation totaled $74.7 million and capital expenditures totaled $147.9 million. Total capital expenditures during the 39 weeks ended July 1, 2007 were comprised of $141.0 million for Harris Teeter, $4.2 million for A&E and $2.7 million for Corporate. In connection with the development of certain of its new stores, Harris Teeter realized a net investment return of $8.6 million ($14.5 million received from property investment sales and partnership distributions less $5.9 million additional investments) during the first nine months of fiscal 2007.

Consolidated capital expenditures for fiscal 2007 are planned to total approximately $225 million, consisting of $209 million for Harris Teeter, $9 million for A&E and $7 million for Corporate.  Such capital investment is expected to be financed by internally generated funds and borrowings under the Company's revolving line of credit. In the normal course of business, the Company will continue to evaluate other financing opportunities based on the Company's needs and market conditions.

Harris Teeter's continued improvement in operating performance and financial position provides the flexibility to expand its store development program for new and replacement stores along with the remodeling and expansion of existing stores.  The Company plans to open an additional 7 new stores during the fourth quarter for a total of 19 new store openings for fiscal 2007.  In addition, Harris Teeter expects to complete the major remodeling of 3 more stores during the fourth quarter of fiscal 2007.  The new store development program for fiscal 2007 is expected to result in a 12.8% increase in retail square footage as compared to an 8.4% increase in fiscal 2006.  The Company routinely evaluates its existing store operations as part of its overall business strategy and from time to time will close or divest older or underperforming stores.

Harris Teeter's capital expenditures are presently planned to be approximately $202 million for fiscal 2008 and includes the anticipated opening of 16 new stores (3 of which will be replacements for existing stores) and the completion of 8 major remodels (4 of which will be expanded in size).  The Company's plans call for expanding Harris Teeter's existing markets including the Northern Virginia market. Real estate development by its nature is both unpredictable and subject to external factors including weather, construction schedules and costs. Any change in the amount and timing of new store development would impact the expected capital expenditures and anticipated opening schedule.

The Company's management remains cautious in its expectations for the remainder of fiscal 2007 due to the intensely competitive retail grocery market, the number of new store openings for Harris Teeter and the challenging textile and apparel environment.  Further operating improvement will be dependent on the Company's ability to offset increased operating costs (including pre-opening costs) with additional operating efficiencies, and to effectively execute the Company's strategic expansion plans.

This news release may contain forward-looking statements that involve uncertainties. A discussion of various important factors that could cause results to differ materially from those expressed in such forward-looking statements is shown in reports filed by the Company with the Securities and Exchange Commission and include: generally adverse economic and industry conditions; changes in the competitive environment; economic or political changes in countries where the Company operates; changes in federal, state or local regulations affecting the Company; the passage of future tax legislation, or any negative regulatory or judicial position which prevails; management's ability to predict the adequacy of the Company's liquidity to meet future requirements; changes in the Company's expansion plans and their effect on store openings, closings and other investments; the ability to predict the required contributions to the Company's pension and other retirement plans; the cost and availability of energy and raw materials; the continued solvency of third parties on leases the Company guarantees; the Company's ability to recruit, train and retain effective employees; changes in labor and employer benefits costs, such as increased health care and other insurance costs; the Company's ability to successfully integrate the operations of acquired businesses; the extent and speed of successful execution of strategic initiatives; and, unexpected outcomes of any legal proceedings arising in the normal course of business. Other factors not identified above could cause actual results to differ materially from those included, contemplated or implied by the forward-looking statements made in this news release.

Ruddick Corporation is a holding company with two primary operating subsidiaries: Harris Teeter, Inc., a leading regional supermarket chain with operations in seven southeastern states and American & Efird, Inc., one of the world's largest global manufacturers and distributors of industrial sewing thread, embroidery thread and technical textiles.

 ###

Selected information regarding Ruddick Corporation and its subsidiaries follows. For more information on Ruddick Corporation, visit our web site at:  www.ruddickcorp.com.

RUDDICK CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	13 WEEKS ENDED		39 WEEKS ENDED
	July 1,	July 2,	July 1,	July 2,
	2007	2006	2007	2006
NET SALES
Harris Teeter	$ 836,421	$ 740,564	$2,438,257	$2,171,757
American & Efird	86,571	89,649	257,344	255,800
Total	922,992	830,213	2,695,601	2,427,557

COST OF SALES
Harris Teeter	574,390	513,003	1,682,150	1,506,834
American & Efird	67,108	70,065	200,640	201,151
Total	641,498	583,068	1,882,790	1,707,985

GROSS PROFIT
Harris Teeter	262,031	227,561	756,107	664,923
American & Efird	19,463	19,584	56,704	54,649
Total	281,494	247,145	812,811	719,572

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Harris Teeter	222,158	196,133	642,564	567,466
American & Efird	18,530	18,309	55,022	54,657
Corporate	1,645	1,221	5,680	5,143
Total	242,333	215,663	703,266	627,266

OPERATING PROFIT (LOSS)
Harris Teeter	39,873	31,428	113,543	97,457
American & Efird	933	1,275	1,682	(8)
Corporate	(1,645)	(1,221)	(5,680)	(5,143)
Total	39,161	31,482	109,545	92,306

OTHER EXPENSE (INCOME)
Interest expense	4,843	3,445	13,665	10,450
Interest income	(67)	(96)	(182)	(517)
Net investment loss (gains)	(278)	(262)	(252)	(4,499)
Minority interest	203	191	508	465
Total	4,701	3,278	13,739	5,899

INCOME BEFORE TAXES	34,460	28,204	95,806	86,407
INCOME TAXES	13,251	10,437	36,310	31,972
NET INCOME	$ 21,209	$ 17,767	$ 59,496	$ 54,435

NET INCOME PER SHARE:
Basic	$ 0.44	$ 0.38	$ 1.25	$ 1.15
Diluted	$ 0.44	$ 0.37	$ 1.24	$ 1.14

WEIGHTED AVERAGE NUMBER OF SHARES OF
COMMON STOCK OUTSTANDING:
Basic	47,668	47,233	47,559	47,211
Diluted	48,197	47,689	48,087	47,644

DIVIDENDS DECLARED PER SHARE - Common	$ 0.11	$ 0.11	$ 0.33	$ 0.33

RUDDICK CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)
(unaudited)

	July 1,	July 2,
	2007	2006
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$ 20,318	$ 20,819
Accounts Receivable, Net	107,197	106,099
Refundable Income Taxes	1,026	-
Inventories	286,628	252,142
Deferred Income Taxes	12,913	12,812
Prepaid and Other Current Assets	22,057	21,251
Total Current Assets	450,139	413,123

PROPERTY, NET	816,558	680,599
INVESTMENTS	106,403	107,156
GOODWILL	8,169	8,169
INTANGIBLE ASSETS	30,684	29,954
OTHER LONG-TERM ASSETS	68,156	65,397

Total Assets	$1,480,109	$1,304,398

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Notes Payable	$ 12,995	$ 11,538
Current Portion of Long-Term Debt and Capital Lease Obligations	8,176	9,160
Accounts Payable	203,929	186,455
Federal and State Income Taxes	-	15
Accrued Compensation	44,521	40,164
Other Current Liabilities	78,572	68,671
Total Current Liabilities	348,193	316,003

LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS	264,914	203,066
LONG-TERM DEFERRED INCOME TAXES	4,123	3,535
PENSION LIABILITIES	50,883	62,535
OTHER LONG-TERM LIABILITIES	81,693	66,222
MINORITY INTEREST	6,403	6,445

SHAREHOLDERS' EQUITY:
Common Stock	78,816	68,451
Retained Earnings	678,094	621,750
Accumulated Other Comprehensive Income (Loss)	(33,010)	(43,609)
Total Shareholders' Equity	723,900	646,592

Total Liabilities and Shareholders' Equity	$1,480,109	$1,304,398

RUDDICK CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)
	39 WEEKS ENDED
	July 1,	July 2,
	2007	2006
CASH FLOW FROM OPERATING ACTIVITIES
Net Income	$ 59,496	$ 54,435
Non-Cash Items Included in Net Income
Depreciation and Amortization	74,745	66,398
Deferred Income Taxes	(8,039)	(9,703)
Net Gain on Sale of Property	(1,969)	(3,277)
Impairment Losses	618	2,603
Share-Based Compensation	2,883	1,881
Other, Net	1,982	1,056
Changes in Operating Accounts Utilizing Cash	(4,837)	(14,920)
Other, Net	-	1,000
NET CASH PROVIDED BY OPERATING ACTIVITIES	124,879	99,473

INVESTING ACTIVITIES
Capital Expenditures	(147,863)	(158,111)
Purchase of Other Investments	(5,898)	(34,988)
Proceeds from Sale of Property and Partnership Distributions	17,529	25,478
Proceeds from Sale of Temporary Investments	-	16,859
Purchase of Temporary Investments	-	(3,930)
Company-Owned Life Insurance, Net	(3,472)	(1,320)
Other, Net	(1,328)	(1,456)
NET CASH USED IN INVESTING ACTIVITIES	(141,032)	(157,468)

FINANCING ACTIVITIES
Net Proceeds from Short-Term Borrowings	2,733	872
Net Proceeds from Revolver Borrowings	23,100	55,500
Proceeds from Issuance of Long-Term Debt	-	2,427
Payments on Long-Term Debt and Capital Lease Obligations	(7,889)	(9,146)
Dividends Paid	(15,824)	(15,638)
Proceeds from Stock Issued	4,215	3,416
Excess Tax Benefits from Share-Based Compensation	1,425	565
Purchase and Retirement of Common Stock	-	(7,899)
Other, Net	(477)	(468)
NET CASH PROVIDED BY FINANCING ACTIVITIES	7,283	29,629

DECREASE IN CASH AND CASH EQUIVALENTS	(8,870)	(28,366)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	29,188	49,185

CASH AND CASH EQUIVALENTS AT END OF PERIOD	20,318	$20,819

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash Paid During the Period for:
Interest, Net of Amounts Capitalized	$ 12,248	$10,351
Income Taxes	41,094	46,893
Non-Cash Activity:
Assets Acquired Under Capital Leases	19,205	-

RUDDICK CORPORATION
OTHER STATISTICS
July 1, 2007
(dollars in millions)

				Consolidated
	Harris	American		Ruddick
	Teeter	& Efird	Corporate	Corporation

Depreciation and Amortization:
Third Fiscal Quarter	$ 20.9	$ 4.9	$ -	$ 25.8
Fiscal Year to Date	59.7	14.5	0.5	74.7

Capital Expenditures:
Third Fiscal Quarter	$ 59.0	$ 0.9	$ 0.1	$ 60.0
Fiscal Year to Date	141.0	4.2	2.7	147.9

Purchase of Other Investment Assets:
Third Fiscal Quarter	$ 2.9	$ -	$ -	$ 2.9
Fiscal Year to Date	5.9	-	-	5.9

Harris Teeter Store Count:		Quarter		Year to Date

Beginning number of stores		156		152
Opened during the period		5		12
Closed during the period		(2)		(5)
Stores in operation at end of period		159		159

		Quarter		Year to Date

Harris Teeter Comparable Store Sales Increase		5.33%		4.51%

Definition of Comparable Store Sales:

Comparable store sales are computed using corresponding calendar weeks to account for the occasional extra week included in a fiscal year. A new store must be in operation for 14 months before it enters into the calculation of comparable store sales. A closed store is removed from the calculation in the month in which its closure is announced. A new store opening within an approximate two-mile radius of an existing store that is to be closed upon the new store opening is included as a replacement store in the comparable store sales measure as if it were the same store. Sales increases resulting from existing comparable stores that are expanded in size are included in the calculations of comparable store sales.